Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and on Form S-3 (collectively, the “Registration Statements”) of our report dated March 16, 2021, which contains an explanatory paragraph regarding the effects of the adjustments the Company identified during 2022 to restate the financial statements as described in Note 1, which were audited by other auditors, relating to the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows of HF Foods Group Inc. and its subsidiaries (collectively, the “Company”) for the year ended December 31, 2020, appearing in the Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Friedman LLP

New York, New York
March 31, 2023